Exhibit 99.1

Council Bluffs, Iowa ----- August 5, 2011 ---- On August 5, 2011, Southwest Iowa Renewable Energy, LLC (“SIRE”) announced its financial results for the third fiscal quarter ended June 30, 2011.  SIRE reported a net loss of $1,287,162 or $97.96 per unit, compared to a net loss of $2,373,085 or $180.61 per unit in the same period in 2010.   The cash flow from operations for the nine months ended June 30, 2011 was $12,502,085 compared to $3,576,975 for the same period in 2010; with the overall cash flow for the nine months ending June 30, 2011 of $3,470,436 as compared to ($3,443,935) for the same period in 2010.

Brian Cahill, SIRE’s General Manager and CEO, stated, “Our corn oil extraction project continues to have a  positive effect on our operations and we expect the contributions from corn oil to  continue to grow as we progress through the end of fiscal year 2011.  Ethanol margins have contracted in the third quarter, just as they did one year ago. However, we achieved a slight improvement with a reduced loss for the quarter ended June 30, 2011, in spite of the challenging commodity price conditions and current flood conditions.  The continuing improvement in the cash flow from operations allowed us to pay down approximately $9.6 million on our term debt during the nine months ended June 30, 2011.”

About Southwest Iowa Renewable Energy, LLC:

SIRE is an Iowa limited liability company, located in Council Bluffs, Iowa, formed in March, 2005 to construct and operate a 110 million gallon capacity ethanol plant.  SIRE began producing ethanol in February, 2009 and sells its ethanol, modified wet distillers grains with solubles, corn syrup, and corn oil in the continental United States.   SIRE also sells its dried distillers grains with solubles in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE  and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE  has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2010, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and  nature of SIRE’s business ,and  the effects of general economic conditions on SIRE.  The forward-looking statements contained in this Press Release are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  SIRE further cautions that such factors are not exhaustive or exclusive.  SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Statistical Information

	Three Months Ended June 30, 2011 (Unaudited)			Three Months Ended June 30, 2010 (Unaudited)
	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price
Statistical Revenue Information
Denatured Ethanol	30,703,782	82%	$2.53	26,587,530	84%	$1.53
Dry Distiller’s Grains	70,926	16%	$194.74	74,218	17%	$102.719
Corn Oil	2230	2%	$907.64	-	0%	$-

	Nine Months Ended June 30, 2011 (Unaudited)			Nine Months Ended June 30, 2010 (Unaudited)
	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price	Gallons/Tons Sold	% of Revenues	Gallons/Tons Average Price
Statistical Revenue Information
Denatured Ethanol	85,766,206	81%	$2.24	81,613,633	84%	$1.56
Dry Distiller’s Grains	227,968	18%	$166.69	222,599	16%	$103.63
Corn Oil	3,958	1%	$892.95	-	0%	$-

Financial Results

	Three Months Ended June 30, 2011 (Unaudited)	Three Months Ended June 30, 2010 (Unaudited)	Nine Months Ended June 30, 2011 (Unaudited)	Nine Months Ended June 30, 2010 (Unaudited)

Revenues	$94,853,474	$48,769,873	$236,555,894	$151,495,495
Cost of Goods Sold
Cost of goods sold-non hedging	87,611,198	47,942,915	214,589,874	149,866,980
Realized & unrealized hedging (gains and losses)	5,180,771	(108,928)	13,792,563	(3,806,457)
Cost of Goods Sold	92,791,969	47,833,987	228,382,437	146,060,523

Gross Margin	2,061,505	935,886	8,173,457	5,434,972

General and Administrative Expenses	933,741	1,154,939	3,293,090	3,651,647

Operating Income	1,127,764	(219,053)	4,880,367	1,783,325

Other ( Income) Expense
Interest income	(5,853)	(13,376)	(12,862)	(39,760)
Interest expense	2,426,329	2,178,756	7,312,267	6,622,401
Miscellaneous income	(5,550)	(11,348)	(61,526)	(128,124)
Total	2,414,926	2,154,032	7,237,879	6,454,517

Net (Loss)	$(1,287,162)	$(2,373,085)	$(2,357,512)	$(4,671,192)

Weighted Average Units
Outstanding—Basic & Diluted	13,139	13,139	13,139	13,139
Net (loss) per unit –basic & diluted	$(97.96)	$(180.61)	$(179.43)	$(355.52)

Summary Balance Sheets

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
Balance Sheets
ASSETS	June 30, 2011	September 30, 2010
	(Unaudited)
Current Assets
Cash and cash equivalents	$6,902,980	$3,432,544
Restricted cash	300,982	0
Accounts receivable	339,740	0
Accounts receivable, related party	18,420,984	23,392,670
Due from broker	3,609,652	2,260,015
Inventory	13,642,728	8,013,153
Derivative financial instruments, related party	0	688,039
Derivative financial instruments	141,988	0
Prepaid expenses and other	1,003,504	533,513
Total current assets	44,362,558	38,319,934

Property, Plant, and Equipment
Land	2,064,090	2,064,090
Plant, Building and Equipment	203,519,090	199,771,260
Office and Other Equipment	731,527	720,529
Total Cost	206,314,707	202,555,879
Accumulated Depreciation	(39,566,734)	(28,757,303)
Net property and equipment	166,747,973	173,798,576

Other Assets
Other	-	1,142,388
Financing costs, net of amortization of $2,243,462 and $1,949,651	1,636,671	1,930,482
Total other assets	1,636,671	3,072,870
Total Assets	$212,747,202	$ 215,191,380

SOUTHWEST IOWA RENEWABLE ENERGY, LLC
Balance Sheets
LIABILITIES AND MEMBERS’ EQUITY	June 30, 2011	September 30, 2010
	(Unaudited)
Current Liabilities
Accounts payable	$1,184,020	$978,388
Accounts payable, related parties	5,098,920	2,542,055
Derivative financial instruments, related party	9,484	-
Derivative financial instruments	-	75,125
Accrued expenses	2,401,196	2,624,916
Accrued expenses, related parties	4,829,314	2,913,206
Current maturities of notes payable	22,370,975	18,058,574
Total current liabilities	35,893,909	$27,192,264
Long Term Liabilities	________________________	______________________
Notes payable, less current maturities	127,154,773	135,868,087
Other	625,009	700,006
Total long term liabilities	127,779,782	136,568,093
Commitments and Contingencies
Members’ Equity
Members’ capital, 13,139 Units issued and outstanding	76,474,111	76,474,111
Accumulated (deficit)	(27,400,600)	(25,043,088)
Total members’ equity	49,073,511	51,431,023
Total Liabilities and Members’ Equity	$212,747,202	$215,191,380

Contact:

Karen Kroymann, Controller

Southwest Iowa Renewable Energy, LLC
712.366.0392